Exhibit 99.1

                   Thomas Iino Elected to Southwest
                       Water Board of Directors

    LOS ANGELES--(BUSINESS WIRE)--July 20, 2007--Southwest Water Company (NASDAQ:SWWC), a leading provider of water, wastewater and public works services, today announced that its Board of Directors has elected Thomas Iino as a director. Iino, 64, fills the vacancy created by the departure of James C. Castle, who retired from the board earlier this month.

    "I am very pleased to welcome Tom to our board," said Mark Swatek, chief executive officer and chairman. "He brings strategic planning and financial expertise as well as extensive experience in current accounting regulations.

    "I would also like to thank Jim Castle for his years of service to Southwest Water Company," continued Swatek. "We are grateful to Jim for all of his advice and guidance over the years and wish him all the best in his future endeavors."

    Iino has 40 years of experience in business and financial management. He currently serves as the Chairman of the Board of Los Angeles-based Pacific Commerce Bank. Previously, he served as partner-in-charge of Deloitte & Touche LLC.'s International Practice in Southern California, focusing on audit, strategic planning, merger and acquisitions and managing bottom-line results. Prior to joining Deloitte & Touche in 1983, he led Sho Iino Accountants P.C, headquartered in Los Angeles.

    Iino is a CPA and past president of both the National Association of State Boards of Accountancy and the California State Board of Accountancy. He has also served on the board of directors for the Japanese American Community Cultural Center, the board of governors for the Japanese American National Museum and the board of governors, UCLA Foundation. He has been an active participant in several civic organizations throughout his career and received distinguished service awards from the National Association of State Boards and the California Society of Certified Public Accountants. Iino earned his bachelor of science degree in accounting from UCLA.

    Southwest Water Company provides a broad range of services including water production, treatment and distribution; wastewater collection and treatment; utility billing and collection; utility infrastructure construction management; and public works services. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than two million people across the U.S. depend on Southwest Water for high-quality, reliable service. Additional information may be found on the company's website: www.swwc.com.


    CONTACT: Southwest Water Company
             DeLise Keim, Vice President, Corporate Communications
             213-929-1846
             www.swwc.com
             or
             PondelWilkinson, Inc.
             Robert Jaffe, 310-279-5969
             www.pondel.com